EURONET WORLDWIDE, INC.
                         EXECUTIVE ANNUAL INCENTIVE PLAN

1.   OBJECTIVE

     The Euronet Worldwide, Inc. Executive Annual Incentive Plan (the "Incentive Plan") is designed to reward value creation by providing competitive incentives for the achievement of annual financial performance goals. By providing market-competitive target awards, the Plan supports the attraction and retention of senior executive talent critical to achieving the strategic business objectives of Euronet Worldwide, Inc (the "Corporation"). The Incentive Plan is also intended to secure the full deductibility of bonus compensation payable to the Corporation's Chief Executive Officer and the four highest compensated executive officers (collectively the "Covered Employees") whose compensation is required to be reported in the Corporation's proxy statement and all compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

2.   ELIGIBILITY AND PARTICIPATION

     Only those executive officers of the Corporation who are selected by the Compensation Committee (the "Committee") of the Corporation's Board of Directors (the "Board") shall be eligible to participate in the Incentive Plan. Prior to or at the time performance objectives are established for an "Incentive Period", as defined below, the Committee will designate in writing which executive officers and key employees among those who may be eligible to participate in the Incentive Plan shall in fact be participants for such Incentive Period.

3.   PLAN YEAR, INCENTIVE PERIODS AND INCENTIVE OBJECTIVES

     The fiscal year of the Incentive Plan (the "Plan Year") shall be the fiscal year beginning on January 1 and ending on December 31. The performance period (the "Incentive Period") with respect to which target awards and bonuses may be payable under the Incentive Plan shall generally be the Plan Year, provided that the Committee shall have the authority to designate different Incentive Periods under the Incentive Plan.

     Within the first ninety (90) days of each Incentive Period the Committee shall establish in writing, with respect to such Incentive Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount



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of bonus  compensation  payable to each participant  under the Incentive Plan if the performance goals are attained. Notwithstanding the foregoing sentence, for any Incentive Period, such goals, objectives and compensation formulae or methods must be (i) established within that number of days, beginning on the first day of such Incentive Period, which is no more than twenty-five percent (25%) of the total number of days in such Incentive Period and (ii) established such that the outcome of the goal or objective is substantially uncertain at the time the Committee actually establishes the goal or objective.

     Incentive goals shall be based upon one or more of the following business criteria for the Corporation as a whole or any of its subsidiaries, operating divisions or other operating units:

     (i)    Earnings (either in the aggregate or on a per-Share basis);

     (ii) Growth or rate of growth in earnings (either in the aggregate or on a per-Share basis);

     (iii) Net income or loss (either in the aggregate or on a per-Share basis);

     (iv) Cash flow provided by operations, either in the aggregate or on a per-Share basis;

     (v) Growth or rate of growth in cash flow (either in the aggregate or on a per-Share basis);

     (vi)   Free cash flow (either in the aggregate on a per-Share basis);

     (vii) Reductions in expense levels, determined either on a Corporation-wide basis or in respect of any one or more business units;

     (viii) Operating and maintenance cost management and employee productivity;

     (ix)   Stockholder  returns  (including  return  on  assets,   investments,
            equity, or gross sales);

     (x)    Return measures (including return on assets, equity, or sales);

     (xi) Growth or rate of growth in return measures (including return on assets, equity, or sales);


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     (xii)  Share price  (including  attainment of a specified  per-Share  price during the Incentive Period; growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

     (xiii) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; and/or

     (xiv) Achievement of business or operational goals such as market share and/or business development;

     provided that applicable incentive goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable incentive goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

     Target award levels are approved by the Committee and may be a percentage of the executive's base salary based on organizational responsibilities and market-compilation bonus levels based on industry data. In addition, to the extent consistent with the goal of providing for deductibility under Section
162(m) of the Code, performance goals may be based upon a participant's attainment of personal objectives with respect to any of the foregoing performance goals: negotiating transactions and sales, business unit/department performance, profit margins, reduction of certain accounts receivable or achievement of subsidiary or departmental budgets or developing long-term business goals. Measurements of the Corporation's or a participant's performance against the performance goals established by the Committee shall be objectively determinable and, unless otherwise established by the Committee when the incentive goals are established, to the extent they are expressed in standard accounting terms, they shall be determined according to generally accepted accounting principals ("GAAP") as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date. Individual incentive awards reflect a mix of the Corporation's and business unit/department performance along with individual discretionary factors; the current actual mix for each executive will be determined based upon his/her role and contribution to the organization.


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     Due to the  possibility  that the  specific  targets  related to a specific performance goal or objective may be confidential commercial or business information, and the release of which to the public may have an adverse affect on the Corporation, such information has been intentionally omitted from the Plan as confidential information.

4.   DETERMINATION OF BONUS AWARDS

     As soon as practicable after the end of each Incentive Period, the Committee shall certify in writing to what extent the Corporation and the participants have achieved the performance goals or goals for such Incentive Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award and the Committee shall calculate the amount of each participant's bonus for such Incentive Period based upon the performance goals, objectives and computation formulae or methods for such Incentive Period. The Committee shall have no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

     No participant's bonus for any Plan Year shall exceed the lesser of 500% of the participant's base annual salary as in effect as of the last day of such Plan Year or $4,000,000.00.

5.   PAYMENT OF AWARDS

     Approved bonus awards shall be payable by the Corporation to each participant, or to his estate in the event of his death, as soon as practicable after the end of each Incentive Period and after the Committee has certified in writing that the relevant performance goals were achieved. Bonus awards may be payable in cash or in an equivalent number of shares of the Corporation's common stock issued pursuant to and under one or more of the Corporation's stockholder-approved stock incentive plans.

     A bonus award that would otherwise be payable to a participant who is not employed by the Corporation or one of its subsidiaries on the last day of a Incentive Period shall be prorated, or not paid, in accordance with rules and regulations adopted by the Committee for the administration of the Incentive Plan.


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6.   OTHER TERMS AND CONDITIONS

     Unless otherwise permitted under Section 162(m) of the Code, no bonus awards shall be paid under the Incentive Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Incentive Plan, including the business criteria described above in Section 3 of the Incentive Plan, are disclosed to the Corporation's stockholders and are approved by the stockholders by a majority of votes cast in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law). The Incentive Plan will submitted to the stockholders for reapproval if the business criteria stated above in Section 3 are materially changed and, in any event, will be submitted to be reapproved by stockholders after five years since the last time stockholder approval was received.

     No person shall have any legal claim to be granted an award under the Incentive Plan and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, bonus awards under the Incentive Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Incentive Plan shall be payable from the general assets of the Corporation and no participant shall have any claim with respect to any specific assets of the Corporation.

     Neither the Incentive Plan nor any action taken under the Incentive Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation or any subsidiary or to maintain any participant's compensation at any level.

     The Corporation or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the executive of the Corporation or any of its subsidiaries.

7.   ADMINISTRATION

     All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. Until changed by the Board, the Committee of the Board shall constitute the Committee hereunder.

     The Committee shall have full power and authority to administer and interpret the provisions of the Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Incentive


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Plan and for the conduct of its  business as the  Committee  deems  necessary or advisable.

     Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Corporation the authority to administer and interpret the procedural aspects of the Incentive Plan, subject to the Incentive Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

     The Committee may rely on opinions, reports or statements of officers or employees of the Corporation or any subsidiary thereof and of company counsel (inside or retained counsel), public accountants and other professional or expert persons.

     The Board reserves the right to amend or terminate the Incentive Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Incentive Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria specified in Section 3 or the maximum bonus payable to any participant without stockholder approval unless stockholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.

     No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Incentive Plan, and the Corporation shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any fact or omission in connection with the administration or interpretation of the Incentive Plan, unless arising out of such person's own fraud or bad faith.

     The place of administration of the Incentive Plan shall be in the State of Kansas and the validity, construction, interpretation, administration and effect of the Incentive Plan and the rules, regulations and rights relating to the Incentive Plan, shall be determined solely in accordance with the laws of the State of Delaware.


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